Exhibit 7.04

SPONSOR LIMITED GUARANTEE

SPONSOR LIMITED GUARANTEE, dated as of September 15, 2015 (this "Sponsor Limited Guarantee"), by Alpha Spring Limited, a limited liability company incorporated under the laws of the British Virgin Islands, and Nantong Zongyi Investment Co., Ltd., a limited company incorporated under the laws of People’s Republic of China(each, a “Guarantor” and collectively, the "Sponsor Guarantor" or the "Guarantors") in favor of Vimicro International Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Guaranteed Party"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1.       GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement") by and among Vimicro China (Parent) Limited ("Parent"), Vimicro China Acquisition Limited, a wholly-owned subsidiary of Parent ("Merger Sub"), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the "Merger"), each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally and jointly, guarantees to the Guaranteed Party the due and punctual observance, performance and/or discharge of payment as and when due, of (a) 33% of the Parent Termination Fee pursuant to Section 9.3(c) of the Merger Agreement and subject to the terms and limitations of Section 9.3(d) of the Merger Agreement and (b) Parent and Merger Sub funding the aggregate Per Share Merger Consideration, Per ADS Merger Consideration and Option Consideration pursuant to and in accordance with the terms and provisions of the Merger Agreement (the "Obligations"); provided that in no event shall the Guarantor's aggregate liability under this Sponsor Limited Guarantee exceed US$310,000,000 (the "Cap"), it being understood that this Sponsor Limited Guarantee may not be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantors promise and undertake to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub is in breach of an Obligation, then the Guarantors' liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party's option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, and so long as Parent or Merger Sub remains in breach of such Obligation, take any and all actions available hereunder or under applicable law to collect such Obligation from the Guarantors subject to the Cap. In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations, regardless of whether any action is brought against Parent or Merger Sub. The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable.

2.       CHANGES IN OBLIGATION, CERTAIN WAIVERS. The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of payment of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantors' obligation under this Sponsor Limited Guarantee or affecting the validity or enforceability of this Sponsor Limited Guarantee. The Guarantors agree that the obligation of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 9.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement); (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation; or (h) any discharge of the Guarantors as a matter of applicable law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Sponsor Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Sponsor Limited Guarantee. The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Sponsor Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against (a) the Guarantors or (b) any of the respective former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any Guarantor, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (but not including the Sponsor Guarantor, the Founder Guarantor (as defined under the Founder Limited Guarantee), Parent or Merger Sub or their respective successors and assigns under the Merger Agreement, the Commitment Letter, the Founder Limited Guarantee, or this Sponsor Limited Guarantee, collectively, each a "Non-Recourse Party"), except for claims against (i) the Sponsor Guarantor, the Founder Guarantor, and their respective successors and assigns (but not any Non-Recourse Party) under this Sponsor Limited Guarantee and/or the Founder Limited Guarantee pursuant to the terms hereof or thereof, as applicable, (ii) the Guarantors and their respective successors and assigns (but not any Non-Recourse Party) under the Commitment Letter or pursuant to the terms thereof, (iii) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, (iv) all signatories and their respective successors and assigns under the Confidentiality Agreements pursuant to the terms thereof, and (v) any of the Rollover Shareholders or their respective successors and assigns (but not any Non-Recourse Party) under the applicable Voting Agreement (including Mr. Shengda Zan and Nantong Zongyi Investment Co., Ltd. as “Indirect Owner” under the Voting Agreement to which Alpha Spring Limited is a party) ((i), (ii), (iii), (iv) and (v) collectively, the "Sponsor Retained Claims"). Each of the Guarantors hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Sponsor Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification unless and until the Obligations and any other amounts that may be payable under this Sponsor Limited Guarantee shall have been paid in full in cash. Each of the Guarantors hereby covenants and agrees that it shall not institute, and shall cause its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) not to institute, any proceeding asserting that this Sponsor Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Sponsor Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, or general equitable principles (whether considered in a proceeding in equity or at law)), the Guarantors shall be similarly relieved of their corresponding Obligations under this Sponsor Limited Guarantee.

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3.       NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against, Parent, Merger Sub or any other Person liable for the Obligations prior to proceeding against the Guarantors hereunder.

4.       REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants that:

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(a)       the execution, delivery and performance of this Sponsor Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor's charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b)       all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Sponsor Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Sponsor Limited Guarantee;

(c)       this Sponsor Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)       such Guarantor has the financial capacity to pay and perform its obligation under this Sponsor Limited Guarantee, and all funds necessary for such Guarantor to fulfill its Obligations under this Sponsor Limited Guarantee shall be available to such Guarantor for so long as this Sponsor Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5.       NO ASSIGNMENT. Neither the Guarantors nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Party or the Guarantors, as the case may be.

6.       NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day), as follows:

if to the Guarantors:

Alpha Spring Limited

Room 906, Bank of Shanghai Tower,

168 Middle Yincheng Road,

Pudong District, Shanghai,

People’s Republic of China

Fax No.: +8621 6859-1615

Attn: David Lee

If to the Guaranteed Party, as provided in the Merger Agreement.

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7.       CONTINUING GUARANTEE. This Sponsor Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each of the Guarantors and its successors and assigns until the Obligations have been satisfied in full. Notwithstanding the foregoing, this Sponsor Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Sponsor Limited Guarantee as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Termination Fee is, in accordance with Section 9.3(c) of the Merger Agreement, due and owing by Parent (a "Qualifying Termination")) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Guaranteed Party shall have commenced a legal proceeding against Parent or Merger Sub alleging an amount is due and payable by Parent or Merger Sub under the Merger Agreement or against the Guarantors alleging amounts payable by the Guarantors to the Guaranteed Party under this Sponsor Limited Guarantee, in which case this Sponsor Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Obligation (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Sponsor Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof in respect of the Parent Termination Fee are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. In the event that the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) institutes any suit, action or proceeding or makes any claim (A) asserting that any of the provisions of this Sponsor Limited Guarantee are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Cap or (B) arising under, or in connection with, the Commitment Letter, the Merger Agreement or any other document or agreement entered into in connection with the Merger Agreement (other than the Sponsor Retained Claims), then (1) the Obligations of the Guarantors under this Sponsor Limited Guarantee shall terminate ab initio and be null and void, (2) if the Guarantors have previously made any payments under this Sponsor Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (3) neither the Guarantors, Parent, Merger Sub nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) with respect to the transactions contemplated by the Merger Agreement, the Commitment Letter or under this Sponsor Limited Guarantee.

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8.       NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Sponsor Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that a Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Sponsor Limited Guarantee, the Guaranteed Party acknowledges and agrees that (a) no Person other than the Guarantors (and their respective successors and assigns) has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (b) the only rights of recovery and claims that the Guaranteed Party has against the Sponsor Guarantor in respect of the Merger Agreement and the transactions contemplated thereunder are the Sponsor Retained Claims. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Recourse against the Guarantors pursuant to this Sponsor Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates (other than the Rollover Shareholders or any of their Affiliates or any such Persons’ respective officers and directors) against the Guarantors, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Commitment Letter or the transactions contemplated thereby, except for any Sponsor Retained Claims. Nothing set forth in this Sponsor Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors except as expressly set forth herein.

9.       NATURE OF GUARANTEE. The Guarantors' liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors' obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Obligation as if such payment had not been made. This Sponsor Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to initiate any legal proceedings against Parent or Merger Sub before proceeding against the Guarantors hereunder.

10.         GOVERNING LAW; JURISDICTION. This Sponsor Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Sponsor Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of New York. In the event any dispute arises among the parties hereto out of or in relation to this Sponsor Limited Guarantee, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre ("HKIAC") Procedures for the Administration of International Arbitration in force at the date of this Sponsor Limited Guarantee, which rules are deemed to be incorporated by reference in this Section 10. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators, which shall be designated as set forth in Section 10.9 of the Merger Agreement. The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Sponsor Limited Guarantee, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 10 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Sponsor Limited Guarantee, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Sponsor Limited Guarantee or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 6.

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11.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS SPONSOR LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

12.         COUNTERPARTS. This Sponsor Limited Guarantee may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.         MISCELLANEOUS.

(a)       This Sponsor Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantors in writing.

(b)       Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)       The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Sponsor Limited Guarantee.

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(signature pages follow)

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IN WITNESS WHEREOF, the Guarantor has caused this Sponsor Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Alpha Spring Limited

By:	/s/ Zan Shengda
Name: Zan Shengda
Title: Director

Nantong Zongyi Investment Co., Ltd.

By:	/s/ Zan Shengda
Name: Zan Shengda
Title: Director

Signature Page to the Sponsor Limited Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Sponsor Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

VIMICRO INTERNATIONAL CORPORATION

By:	/s/ Charles (Chuck) K. Ng
Name: Charles (Chuck) K. Ng
Title: Director

Signature Page to the Sponsor Limited Guarantee